EXHIBIT 3.10

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

($0.01 Par Value)

of

AVATECH SOLUTIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Avatech Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

FIRST: That the Corporation did designate a series of preferred stock known as Series A Junior Participating Preferred Stock on March 11, 2002; and

SECOND: Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation adopted the following resolution, eliminating the Corporation’s Series A Junior Participating Preferred Stock, par value $0.01, no such shares having been issued, no rights to purchase such shares remain outstanding, and none shall be issued subject to the certificate of designations previously filed with respect to the Series A Junior Participating Preferred Stock:

RESOLVED: That pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of Article SIXTH, Section 2 of the Corporation’s Amended and Restated Certificate of Incorporation, the number of shares designated as Series A Junior Participating Preferred Stock shall be reduced to zero (0), such shares having never been issued and all rights to purchase such shares having been terminated, and that the Chief Executive Officer and the Secretary of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the Corporation, to file and amendment to the Certificate of Designations of Series A Junior Participating Preferred Stock in substantially the form attached hereto as Exhibit A and in accordance with the provisions of the Delaware General Corporation Law, and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing.

THIRD: That the aforesaid resolution was duly and validly adopted in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation.

FOURTH: That the aforesaid amendment shall become effective upon the filing of this Certificate with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Avatech Solutions, Inc. has caused this Certificate to be executed and attested, this 23rd day of December, 2003.

AVATECH SOLUTIONS, INC.

By:	/s/

Donald R. Walsh Chief Executive Officer

ATTEST:

/s/

Beth O. MacLaughlin, Secretary